EXHIBIT 10.2

Each of the Stock Plan Subcommittee of the Compensation Committee and the Compensation Committee of the Board of Directors of The Estée Lauder Companies Inc. reserves the right to change provisions of this Agreement to comply with applicable laws or regulations.

Performance Share Unit Award Agreement Under

The Estée Lauder Companies Inc.

Amended and Restated Fiscal 2002 Share Incentive Plan (the “Plan”)

This PERFORMANCE SHARE UNIT AWARD AGREEMENT (“Agreement”) provides for the granting of performance share unit awards by The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), to the participant, an employee of the Company or one of its subsidiaries (the “Participant”), representing a notional account equal to a corresponding number of shares of the Company’s Class A Common Stock, par value $0.01 (the “Shares”), subject to the terms below (the “Performance Share Units”).  The name of the “Participant,” the “Grant Date,” the “Number of Shares,” the “Service Period,” the “Performance Period” and the Section 162(m) Plan Achievement Goal (as defined below) are stated in the “Notice of Grant” attached or posted electronically together with this Agreement and are incorporated by reference. The other terms of this Performance Share Unit Award are stated in this Agreement and in the Plan. Terms not defined in this Agreement are defined in the Plan, as amended.

1.                                     Award Grant. The Company hereby awards to the Participant an award of Performance Share Units in respect of the number of Shares set forth in the Notice of Grant (the “Award”), representing Stock Unit and Performance-Based Awards under the terms of the Plan.

2.                                     Right to Payment of Performance Share Units. Except as otherwise provided in paragraph 3, 4 or 5 below, at the end of a Performance Period, the number of Shares earned in respect of the Performance Share Units will be determined in accordance with the Notice of Grant and the Number of Shares earned in respect of the Performance Share Units will vest subject to the Participant’s continued employment through the end of the Service Period applicable to each Tranche.

3.                                     Payment of Awards. Payments under this Agreement will be made in the number of Shares that is equivalent to the number of vested Performance Share Units earned and payable to the Participant pursuant to paragraph 2 above. Except as otherwise provided in paragraph 4 or 5 below, any payment with respect to each Tranche shall be made as specified in the Notice of Grant.  The form of payout will be in Shares.  In addition, each Performance Share Unit that becomes earned and payable pursuant to paragraph 2 above carries a Dividend Equivalent Right, payable in cash at the same time as the payment of Shares in accordance with this paragraph 3 and paragraph 4 or 5. For the avoidance of doubt, with respect to each Tranche, such Dividend Equivalent Right shall not attach to, and no payment shall be made as a result of, dividends (a) the record date for which is prior to the grant date with respect to such Tranche or (b) paid with respect to Performance Share Units that are not ultimately earned.

4.                                     Change in Control.

(a)         Upon a Change in Control, the Section 162(m) Plan Achievement Goal shall be deemed met in full. If on or after a Change in Control, the Participant terminates for Good Reason (as defined below), dies, becomes disabled as described in paragraph 5(b), or is terminated by the Company without Cause in accordance with paragraph 5(c), each Tranche shall immediately vest in full and payments under this paragraph will be made within two weeks following the date on which Participant terminates employment or dies or becomes disabled (as described in paragraph 5(b)). If the Shares cease to be outstanding immediately after the Change in Control (e.g., due to a merger with and into another entity), then the amount and type of consideration to be received in respect of each Share earned under a Performance Share Unit will be based on the consideration paid to each stockholder per Share generally upon the Change in Control as determined by the Subcommittee. Notwithstanding anything herein to the contrary, the Subcommittee shall have the right to terminate and payout any amounts hereunder in accordance with Section 409A-3(j)(4)(ix).

(b)        For purposes hereof, “Good Reason” means the occurrence of any of the following, without the express written consent of the Participant:

(i)             the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant’s position, authority or responsibilities immediately prior to the Change in Control, or any other material adverse change in such position, including title, authority or responsibilities;

(ii)          any failure by the Company to pay any amounts for compensation or benefits owed to the Participant or a material reduction of the overall amounts of compensation and benefits in effect prior to the Change in Control, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Participant;

(iii)       the Company’s requiring the Participant to be based at any office or location more than fifty (50) miles from that location at which he performed his or her services for the Company immediately prior to the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities; or

(iv)      any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor, unless such assumption occurs by operation of law; provided that, the Participant shall first provide the Company, within 60 days of the occurrence of the circumstance or conduct alleged to constitute Good Reason, with a 30-day period (the “Cure Period”), following receipt of by the Company of written notice setting forth in reasonable detail the specific circumstance or conduct of the Company that is alleged to constitute Good Reason, to cease, and to cure, such circumstance or conduct. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, the Participant will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If Employee does not terminate employment during such 30-day period, the Participant will not be permitted to terminate employment for Good Reason as a result of such event.

5.                                     Termination of Employment. If the Participant’s employment terminates, except as otherwise provided in paragraph 4, payouts will be as follows:

(a)        Death.  If the Participant dies prior to the end of the Service Period for a Tranche, a pro rata portion of such Tranche will vest and be paid. As to each such Tranche, the pro rata portion will be determined by multiplying the Number of Shares subject to such Tranche by a fraction, the numerator of which is the number of full calendar months of service completed during the Service Period for such Tranche through the Participant’s death and the denominator of which is the number of full calendar months in the Service Period for such Tranche. Payment thereof will be made on the 75th day following the Participant’s death. If the Participant dies on or after the last day of the Service Period for a Tranche, the full Number of Shares with respect to such Tranche, if otherwise earned and vested in accordance with the Notice of Grant but not yet paid, will be paid. Payment thereof will be made on the earlier of (i) the 75th day following the Participant’s death, and (ii) the date such payment would otherwise be made in accordance with paragraph 3 of this Agreement.  All payments under this paragraph 5(a) shall be made in accordance with any applicable laws or Company procedures regarding such payments.

(b)        Disability.  If the Participant becomes “disabled” (within the meaning of Treasury Regulation 1.409A-3(i)(4)) prior to the end of the Service Period for a Tranche, a pro rata portion of such Tranche will vest and be paid. As to each such Tranche, the pro rata portion will be determined by multiplying the Number of Shares subject to such Tranche by a fraction, the numerator of which is the number of full calendar months of service completed during the Service Period for such Tranche through the date the Participant becomes disabled and the denominator of which is the number of full calendar months in the Service Period for such Tranche. Payment thereof will be made within two weeks following the date on which the Participant becomes disabled. If the Participant becomes disabled on or after the last day of the Service Period for a Tranche, the Shares, if any, otherwise earned and vested with respect to such Tranche in accordance with the Notice of Grant but not yet paid, will be paid. Payment thereof will be made within two weeks following the date on which Participant becomes disabled or, if earlier, the date such payment would otherwise be made in accordance with paragraph 3 of this Agreement.

(c)         Termination of Employment Without Cause.  If the Participant’s employment is terminated at the instance of the Company or relevant subsidiary without Cause (as defined below) prior to the end of the Service Period for a Tranche, a pro rata portion of such Tranche will vest and be paid, subject to the achievement of the Section 162(m) Plan Achievement Goal. As to each such Tranche, the pro rata portion will be determined by multiplying the Number of Shares subject to such Tranche by a fraction, the numerator of which is the number of full calendar months of service completed during the Service Period for such Tranche through the date the Participant’s employment is terminated and the denominator of which is the number of full calendar months in the Service Period for such Tranche. Payment thereof will be made within two weeks following the date on which the Participant’s employment is terminated pursuant to this Section 5(c), provided that, in the event that the Participant’s employment is terminated prior to the achievement of the Section 162(m) Plan Achievement Goal, payment shall be made only upon, and when, the Subcommittee certifies in writing that the Company has achieved the 162(m) Goal, which shall be done no later than two and a half months following the end of the year in which the termination of employment occurs. If the Participant’s employment is terminated pursuant to this Section 5(c) on or after the last day of the Service Period for a Tranche, the Shares, if any, otherwise earned and vested with respect to such Tranche in accordance with the Notice of Grant but not yet paid, will be paid. Payment thereof will be made within two weeks following the date on which Participant’s employment is terminated pursuant to this Section 5(c) or, if later, the date such payment would otherwise be made in accordance with paragraph 3 of this Agreement.

(d)        Termination of Employment By Employee.  If the Participant terminates his or her employment (e.g., by retiring or by voluntary resigning), any unearned, unvested Tranche will be forfeited, and any earned and vested Tranche will be paid in accordance with paragraph 3 of this Agreement.

(e)        Termination of Employment With Cause.  If the Participant is terminated for Cause, all Tranches of the Award will be forfeited, regardless of whether a Tranche has been otherwise earned and vested.  If the Participant is (a) no longer employed by the Corporation for any reason, (b) payment of a Tranche has not previously been made, and (c) it is determined that Participant’s behavior while he was employed would have constituted Cause, then each Tranche not previously paid will be forfeited, regardless of whether such Tranche has been otherwise earned and vested.  For this purpose, “Cause” is defined in the employment agreement in effect between the Participant and the Company or any subsidiary, including any employment agreement entered into after the Grant Date.  In the absence of an employment agreement, “Cause” means any breach by the Participant of any of his or her material obligations under any Company policy or procedure, including, without limitation, the Code of Conduct.

6.                                     No Rights of Stock Ownership. This grant of Performance Share Units does not entitle the Participant to any interest in or to any voting or other rights normally attributable to Share ownership other than the Dividend Equivalent Rights granted under paragraph 3 above.

7.                                     Clawback.  Shares earned or delivered under any Performance Share Unit Award shall be subject to any recoupment policy for awards under the Plan adopted by the Company as such policy exists from time to time.

8.                                     Withholding. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, or other tax-related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains his or her responsibility.  Furthermore, Participant acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including the grant of the Performance Share Units, the vesting of the Performance Share Units, the delivery of Shares, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant of the Performance Share Units or any aspect of Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items.

Prior to the relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy the minimum withholding obligations of the Company and/or the Employer.  In this regard, Participant authorizes the Company and/or the Employer to withhold the minimum applicable Tax-Related Items legally required to be paid by Participant from his or her wages or other cash compensation paid by the Company and/or the Employer or from proceeds of the sale of the Shares acquired under the Plan.  Alternatively, or in addition, the Company may (i) sell or arrange for the sale of Shares that Participant acquires under the Plan to meet such withholding obligation for the Tax-Related Items, and/or (ii) withhold such amount in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.  If the Company satisfies the Tax-Related Item withholding obligation by withholding a number of Shares as described herein, Participant will be deemed to have been issued the full number of Shares due to Participant at vesting, notwithstanding that a number of the Shares is held back solely for purposes of such Tax-Related Items.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue Shares under the Plan and refuse to deliver the Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this paragraph.

9.                                     Nonassignability. This award may not be assigned, pledged, or transferred except, if the Participant dies, to a designated beneficiary or by will or by the laws of descent and distribution. The foregoing restrictions do not apply to transfers under a court order, including, but not limited to, any domestic relations order.

10.                              Effect Upon Employment. The Participant’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, is not enlarged or otherwise affected by an award under this Agreement.  Nothing in this Agreement or the Plan gives the Participant any right to continue in the employ of the Company or any of its subsidiaries or to interfere in any way with any right the Company or any subsidiary may have to terminate his or her employment at any time.  Payment of Shares is not secured by a trust, insurance contract or other funding medium, and the Participant does not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on his or her behalf.  A Performance Share Unit confers no rights as a shareholder of the Company until Shares are actually delivered to the Participant.

11.                              Notices.  Any notice required or permitted under this Performance Share Unit Award Agreement is deemed to have been duly given if delivered, telecopied, mailed (certified or registered mail, return receipt requested), or sent by internationally-recognized courier guaranteeing next day delivery (a) to the Participant at the address on file in the Company’s (or relevant subsidiary’s) personnel records or (b) to the Company, attention Stock Plan Administration at its principal executive offices, which are currently located at 767 Fifth Avenue, New York, NY 10153.

12.                              Disclosure and Use of Information.

(a)        By acknowledging and agreeing to or signing and returning the attached Notice of Grant, and as a condition of the grant of the Performance Share Units, the Participant hereby expressly and unambiguously consents to the collection, use, and transfer of personal data, including sensitive data, as described in this paragraph and below by and among, as necessary and applicable, the Employer, the Company and its subsidiaries and by any agent of the Company or its subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b)       The Participant understands that the Employer, the Company and/or its other subsidiaries holds, by means of an automated data file or otherwise, certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Share Units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, for purposes of managing and administering the Plan (“Data”).

(c)        The Participant also understands that part or all of his or her Data may be held by the Company or its subsidiaries in connection with managing and administering previous award or incentive plans, pursuant to a prior transfer made with the Participant’s consent in respect of any previous grant of performance share units or other awards.

(d)       The Participant further understands that the Employer may transfer Data to the Company or its subsidiaries as necessary to implement, administer, and manage his or her participation in the Plan.  The Company and its subsidiaries may transfer data among themselves, and each, in turn, may further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

(e)        The Participant understands that the Company, its subsidiaries, and the Data Recipients are or may be located in his or her country of residence, the United States or elsewhere. The Participant authorizes the Employer, the Company, its subsidiaries, and such Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form to implement, administer, and manage his or her participation in the Plan, including any transfer of Data that the Administrator deems appropriate for the administration of the Plan and any transfer of Shares on his or her behalf to a broker or third party with whom the Shares may be deposited.

(f)           The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.

(g)       The Participant understands that Data will be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and he or she may oppose the processing and transfer of his or her Data and may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw his or her consent by notifying the Company in writing. The Participant further understands that withdrawing consent may affect his or her ability to participate in the Plan.

13.                              Discretionary Nature and Acceptance of Award.  The Participant agrees to be bound by the terms of this Agreement and acknowledges that:

(a)         The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)        The award of Performance Share Units is voluntary and occasional, and does not create any contractual or other right to receive future awards of Performance Share Units, or benefits in lieu of Performance Share Units, even if Performance Share Units have been awarded repeatedly in the past;

(c)         All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)        Participant’s participation in the Plan is voluntary;

(e)         Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Company or the Employer to terminate Participant’s employment at any time;

(f)           The Award of the Performance Share Units will be deemed accepted unless the Award is declined by way of written notice by the Participant within 30 days of the Grant Date to the Equity Based Compensation Department of the Company in New York;

(g)        Performance Share Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any subsidiary, and which is outside the scope of Participant’s employment or service contract, if any;

(h)         The Performance Share Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary;

(i)             In the event the Participant is not an employee of the Company, the Performance Share Units and Participant’s

participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Performance Share Units and Participant’s participation in the Plan will not be interpreted to form an employment or service contract with any subsidiary of the Company;

(j)             The future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k)         The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and

(l)             Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

14.                              Failure to Enforce Not a Waiver.  The Company’s failure to enforce at any time any provision of this Agreement does not constitute a waiver of that provision or of any other provision of this Agreement.

15.                              Governing Law.  The Performance Share Unit Award Agreement is governed by and is to be construed according to the laws of the State of New York that apply to agreements made and performed in that state, without regard to its choice of law provisions.  For purposes of litigating any dispute that arises under the Performance Share Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where the Performance Share Units are made and/or to be performed.

16.                              Partial Invalidity.  The invalidity or illegality of any provision of the Agreement will be deemed not to affect the validity of any other provision.

17.                              Section 409A Compliance.  This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations, rulings, or guidance provided thereunder.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  The Company reserves the unilateral right to amend this Agreement upon written notice to the Participant to prevent taxation under Code section 409A, in a manner that is intend to preserve the economic benefits of this award.

18.                              Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Performance Share Units awarded under the Plan or future Performance Share Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

The Estée Lauder Companies Inc.

By:
Michael O’Hare
Executive Vice President
Global Human Resources

NOTICE OF GRANT

UNDER

THE ESTÉE LAUDER COMPANIES INC.

AMENDED AND RESTATED FISCAL 2002 SHARE INCENTIVE PLAN (The “Plan”)

This Notice of Grant is incorporated by reference into the Agreement and made a part thereof.

This is to confirm that you were awarded a grant of Performance Share Units at the most recent meeting of the Stock Plan Subcommittee of the Compensation Committee of the Board of Directors (the “Subcommittee”) representing the right to receive shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Shares”), subject to the terms of the Plan and the Performance Share Unit Award Agreement.  This award was made in recognition of the significant contributions you have made as a key employee of the Company, and to motivate you to achieve future successes by aligning your interests more closely with those of our stockholders.  This Performance Share Unit Award is granted under and governed by the terms and conditions of the Plan and the Performance Share Unit Award Agreement (the “Agreement”) which are made a part hereof.  Please read these documents and the Summary Plan Description and keep them for future reference.  The specific terms of your award are as follows:

Participant:                                                     (NAME)

Grant Date:                                                    (DATE)

Number of Shares:  There are three separate Awards granted hereby.  Each is a “Tranche,” and will be separately, the “First Tranche,” the “Second Tranche,” and the “Third Tranche,” respectively. The Number of Shares subject to the First Tranche is (###), the Second Tranche is (###) and the Third Tranche is (###).

Vesting:  The vesting date for the First Tranche is (DATE), the Second Tranche is (DATE) and the Third Tranche is (DATE), subject, in each case, to the Participant’s continued employment through the end of the Service Period applicable to relevant Tranche and the achievement of the Section 162(m) Plan Achievement Goal described below.

Type of Award:   Stock Unit and Performance-Based Award (referred to herein as a “PSU”)

Service Period: For the First Tranche: (DATE) to (DATE); for the Second Tranche: (DATE) to (DATE); and for the Third Tranche: (DATE) to (DATE).

Section 162(m) Plan Achievement Goal:

(a) Except as otherwise provided in Section 4 or 5 of the Agreement, no PSUs shall vest and no Shares shall be delivered (or any amount paid) unless and until the Subcommittee certifies in writing that the Company has achieved positive Net Earnings, as defined below, for the period from (DATE) through (DATE) (the “162(m) Goal”). If the 162(m) Goal is not achieved, the PSUs shall be immediately forfeited, and the Participant shall have no further rights with respect thereto.  The Subcommittee shall make such certification by no later than (DATE).

(b) If the Subcommittee certifies that the 162(m) Goal has been achieved, the Participant shall be eligible to earn the number of Shares allocated to the Participant in the Committee’s resolution approving the establishment of the 162(m) Goal.

(c) For purposes of this PSU Award Agreement, “Net Earnings” has the meaning utilized by the Company in its consolidated financial statements in accordance with generally accepted accounting principles as in effect on (DATE).

(d) Shares subject to the PSU shall be settled within 30 business days of the date on which the PSUs vest.

Questions regarding the award can be directed to Patricia Zakrzewski at (xxx) xxx-xxxx.

If you wish to accept this grant, please sign this Notice of Grant and return it immediately to:

Compensation Department

28 West 23rd Street, 8th Floor

New York, New York 10010

Attention: Patricia Zakrzewski

The undersigned hereby accepts, and agrees to, all terms and provisions of the Agreement, including those contained in this Notice of Grant.

By	Date